Service Agreement – A

Formulation development of RHB-105 in oral solid dosage form and manufacture of clinical supplies

Amendment 1

Exhibit 4.17

THE SYMBOL “[****]” DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Amendment 1 to The service Agreement A is made and entered in August 17th, 2011 (the “Amendment”).

1.	DESCRIPTION OF THE EXTRA WORK

Approximately 1 g of [****] lot number [****] was received from [****] [****] for supplier qualification.

A supplier qualification analysis will have to be performed and will consist of verification of the results included in the certificate of analysis of the supplier. The following tests will be performed on this lot:

1.	IR (90$),
2.	Assay (130$),
3.	Impurities (190$)
4.	Water content (85$).

2.	COST AND PAYMENTS
2.1	The cost of the Services for the Extra Work detailed in section 1 is $495 USD.

2.2	The Client shall pay to Corealis in United-States currency ($USD) upon the reception of the invoice.

IN WITNESS THEREOF, the Parties have executed this Amendment as of the Date written above, by their authorised representatives, who by signing confirm their authority and intention to bind the Parties they represent.

Corealis Pharma Inc.______	7810962 Canada Inc.

Per: /s/___________________	Per: /s/ Alain Guimond PhD

Name: Yves Roy, Ph.D.	Name: Alain Guimond PhD

Title: President	Title: Senior director of Research